                              N E W S  R E L E A S E

[KING PHARMACEUTICALS LOGO]


--------------------------------------------------------------------------------
FOR IMMEDIATE RELEASE


                          KING PHARMACEUTICALS REPORTS
                      THIRD-QUARTER 2003 FINANCIAL RESULTS

BRISTOL, TENNESSEE, October 28, 2003 - King Pharmaceuticals, Inc. (NYSE:KG) announced today that total revenues increased 34% to $424.2 million during the third quarter ending September 30, 2003, compared to $315.7 million during the third quarter of 2002. Net earnings during the third quarter ending September 30, 2003, including special items, totaled $106.1 million, or $0.44 per diluted share, each increasing 26% in comparison to net earnings of $84.2 million and diluted earnings per share of $0.35 in the same period of the prior year. Excluding special items, net earnings increased 17% to $99.1 million and diluted earnings per share grew 17% to $0.41 during the third quarter ending September 30, 2003, from net earnings of $84.7 million and diluted earnings per share of $0.35 during the third quarter of 2002.

For the nine months ending September 30, 2003, total revenues increased 33% to $1,138.8 million compared to $856.3 million during the first nine months of 2002. During the nine months ending September 30, 2003, including special items, net earnings equaled $63.9 million, or $0.26 per diluted share, each decreasing 70% in comparison to net earnings of $214.0 million and diluted earnings per share of $0.87 in the same period of the prior year. Excluding special items, net earnings increased 13% to $262.6 million and diluted earnings per share increased 16% to $1.09 during the nine months ending September 30, 2003, from net earnings of $233.1 million and diluted earnings per share of $0.94 during the first nine months of 2002.

King recorded special items during the third quarter ending September 30, 2003, the net of which resulted in income totaling $11.1 million, or $7.0 million net of tax. More specifically, special items during the third quarter of 2003 include income in the amount of $10.3 million due to a gain on the sale of the Company's animal health products; income in the amount of $9.3 million due to a decrease in the valuation allowance for Novavax, Inc. convertible notes held by the Company resulting from an increase in the share price of Novavax common stock during the third quarter of 2003; and charges totaling $8.6 million, primarily related to professional fees associated with the ongoing Securities and Exchange Commission ("SEC") investigation of the Company and the completed internal review conducted by the Audit Committee of King's Board of Directors. King recorded special items totaling $0.7 million, or $0.5 million net of tax, during the third quarter ending September 30, 2002, primarily due to a charge related to an increase in the reserve for King's voluntary recall during 2001 of products manufactured for the Company by a contract manufacturer, offset by income resulting from a decrease in the valuation allowance for Novavax convertible notes held by the Company. During the first six months of 2003, King recorded special items totaling $308.4 million, or $205.7 million net of tax, primarily due to charges for acquired in-process research and development, professional fees associated with the previously mentioned SEC investigation and completed internal review, a product recall, and a decrease in the valuation allowance for Novavax convertible notes held by the Company; and an intangible asset impairment charge. During the six month period ending June 30, 2002, King recorded special charges totaling $29.8 million, or $18.7 million net of tax, that primarily related to an increase in the valuation allowance for Novavax convertible notes held by King and the Company's voluntary recall of two of its smaller products.


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

Under Generally Accepted Accounting Principles ("GAAP"), "net earnings" and "diluted earnings per share" include special items. In addition to the results determined in accordance with GAAP, King provides its net earnings and diluted earnings per share results for the third quarter and nine months ending September 30, 2003, excluding special items. King also provides below the Company's diluted earnings per share for the fourth quarter and year ending December 31, 2002, excluding special items. These non-GAAP financial measures exclude special items which are those particular material income or expense items that King considers to be unrelated to the Company's ongoing, underlying business, non-recurring, or not generally predictable. Such items include, but are not limited to, merger and restructuring expenses; non-capitalized expenses associated with acquisitions, such as in-process research and development charges and one-time inventory valuation adjustment charges; charges resulting from the early extinguishment of debt; asset impairment charges; expenses of drug recalls; and gains and losses resulting from the divestiture of assets. King believes the identification of special items enhances an analysis of the Company's ongoing, underlying business and an analysis of the Company's financial results when comparing those results to that of a previous or subsequent like period. However, it should be noted that the determination of whether to classify an item as a special item involves judgments by King's management. A reconciliation of non-GAAP financial measures referenced herein and King's financial results determined in accordance with GAAP is provided below.

The 34% increase in King's revenues during the third-quarter ending September 30, 2003 in comparison to the same period of the prior year is attributable primarily to the acquisition of Sonata(R) and Skelaxin(R) (metaxolone) from Elan Corporation, plc on June 12, 2003, the acquisition of Meridian on January 8, 2003, and increased net sales of certain branded pharmaceutical products, in particular Thrombin-JMI(R) (thrombin, topical, bovine, USP).

Net revenue from branded pharmaceuticals, including royalty income, totaled $380.2 million for the third quarter of 2003, a 23% increase over the third quarter of 2002. Meridian, our wholly-owned subsidiary, contributed $38.4 million of net revenue in the third quarter of 2003. Net revenue from contract manufacturing during the third quarter of 2003 equaled $5.7 million.

Altace(R) (ramipril) net sales equaled $125.4 million in the third quarter of 2003, a 4% decrease from $130.5 million during the third quarter of 2002. Altace(R) new prescriptions totaled approximately 980,995 and total prescriptions equaled approximately 3,200,986 during the third quarter of 2003, increases of 9% and 15%, respectively, over the same period of the prior year, according to IMS America monthly prescription data. Moreover, Altace is now positioned as the leader in total prescription market share among branded ACE inhibitors according to IMS America weekly prescription data.

Net sales of Skelaxin(R) totaled $87.9 million and Sonata(R) net sales equaled $20.5 million during the third quarter ending September 30, 2003.

Net sales of Thrombin-JMI(R) totaled $40.4 million during the third quarter ending September 30, 2003, a 73% increase from $23.3 million during the third quarter of the prior year.

Levoxyl(R) net sales equaled $26.3 million in the third quarter of 2003, down 45% from $47.8 million during the third quarter of 2002, while total prescriptions for the product were down 2% during the third quarter ending September 30, 2003, compared to the same period of the prior year according to IMS America monthly prescription data.

Royalty revenues from Adenoscan(R) (adenosine) and Adenocard(R) (adenosine) totaled $16.3 million in the third quarter of 2003, a 9% increase over $15.0 million during the same period of the prior year.


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

Jefferson J. Gregory, Chairman and Chief Executive Officer of King, stated, "We are pleased to report King's positive financial results for the third quarter ending September 30, 2003. Revenues, which exceed $1.1 billion during the first nine months of this year, grew strongly during the third quarter of 2003, increasing 34% in comparison to the same period of the prior year. This strong growth is attributable to greater net sales produced by our diversified portfolio of branded pharmaceutical products."

Mr. Gregory added, "Net sales of Skelaxin(R) were impressive, benefiting from continued prescription growth, the ongoing launch of the new 800mg dose of Skelaxin(R), and the sustained, rapid shift from the long-established 400mg dose to the recently introduced 800mg dose of Skelaxin(R). Total prescriptions for Skelaxin(R) 800mg during the third quarter of 2003 increased 21% over the second quarter ending June 30, 2003 and now account for approximately 46% of all Skelaxin(R) prescriptions combined. Likewise, taking into account the average number of tablets per prescription, our revenue and profitability associated with each Skelaxin(R) 800 mg prescription is enhanced in comparison to each 400mg prescription of the product."

Mr. Gregory emphasized, "Our growing product pipeline continues to achieve key milestones. Earlier this month, the U.S. Food and Drug Administration (`FDA') approved Estrasorb(TM) (estradiol topical emulsion), the first prescription topical emulsion estrogen therapy. Through our co-marketing arrangement with Novavax, we expect to launch Estrasorb(TM) in the United States and Puerto Rico in early 2004 utilizing a combined sales force of King and Novavax which together should consist of over 120 individuals. Also, before the end of this year, King anticipates the FDA may approve our diazepam-filled auto-injector for the treatment of status epilepticus and severe recurrent convulsive seizures associated with epilepsy."

Mr. Gregory continued, "Another important recent achievement for research and development at King includes yesterday's announcement that the Company's Investigational New Drug (`IND') Application for T-62, an investigational drug for the treatment of neuropathic pain, has been allowed by the FDA. Although currently available treatments for neuropathic pain are of limited efficacy, the neuropathic pain market exceeds $1.7 billion annually and is growing according to a published report of Datamonitor. We believe that T-62 should represent a significant advancement in the treatment of this debilitating condition. A Phase I trial to determine the safety of T-62, a new chemical entity, is now planned to begin during the fourth quarter of 2003."

Mr. Gregory also noted, "We expect the first of two pivotal phase III trials for another of our leading pipeline products, binodenoson, to begin before the end of this year. FDA approval of this A2A receptor agonist should position the product as a second generation cardiac pharmacologic stress imaging agent to the currently marketed product adenosine which was previously developed by King." Mr. Gregory further underscored, "King is focusing more on the strategic acquisition and in-licensing of products in late-stage development as we continue to enhance our product pipeline. This should leverage our experienced and expanding research and development and sales and marketing capabilities."

James R. Lattanzi, Chief Financial Officer of King, commented, "Our earnings during the third quarter of 2003 produced cash flows from operations totaling $159.0 million. For the nine-month period ending September 30, 2003, cash flows from operations equaled $365.1 million. King's cash, cash equivalents, and marketable securities totaled $166.6 million, as of September 30, 2003, which includes approximately $46.5 million of cash that was placed in an interest-bearing escrow account last July for estimated underpayments to Medicaid and other governmental pricing programs. The Company repaid all outstanding borrowings in the amount of $125 million under our senior secured revolving credit facility during the third quarter of 2003."


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

King is adjusting the Company's projected ranges for estimated total revenue, Altace(R) net sales, and diluted earnings per share, excluding special items, for the fourth quarter of 2003 based on a combination of current net sales and prescription trends and is revising such projections for the full year ending 2003 to reflect the Company's revised estimates for the fourth quarter and actual results for the first nine months of 2003. King's actual total revenue, Altace(R) net sales, and diluted earnings per share, excluding special items, for the fourth quarter of 2002, which are provided for purposes of comparison, and projected ranges for estimated total revenue, estimated net sales of Altace(R), and estimated diluted earnings per share, excluding special items, for the fourth quarter of 2003 are as follows (dollars in millions, except EPS):




                                               Actual Results for the             Projected Ranges for the Fourth
                                                Fourth Quarter Ending                      Quarter Ending
                                                       12/31/02                               12/31/03
                                               ----------------------             --------------------------------
Revenue                                                 $272.0                                $395 - 425

Altace(R) Net Sales                                     $109.5                                $125 - 145

Diluted EPS,                                             $0.28                              $0.31 - 0.34
excluding special items

King's actual total revenue, Altace(R) net sales, and diluted earnings per share, excluding special items, for year-end 2002, which are also provided for purposes of comparison, and projected ranges for estimated total revenue, estimated net sales of Altace(R), and estimated diluted earnings per share, excluding special items, for year-end 2003 are as follows (dollars in millions, except EPS):


                                             Actual Results for Full Year          Projected Ranges for Full Year
                                                         2002                                  2003
                                             ----------------------------          ------------------------------
Revenue                                                  $1128                              $1534 - 1564

Altace(R) Net Sales                                     $450.0                                $544 - 564

Diluted EPS,                                             $1.23                              $1.40 - 1.43
excluding special items

King is also providing for the first time the Company's projected ranges for estimated total net revenue, and diluted earnings per share, excluding special items, for year-end 2004. King's projected ranges for estimated total net revenue and estimated diluted earnings per share, excluding special items, for year-end 2004 are as follows (dollars in millions, except EPS):



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


                                                                          Projected Ranges for Full Year
                                                                                       2004
                                                                          -------------------------------
Net Revenue                                                                        $1750 - 1850

Diluted EPS,                                                                       $1.50 - 1.60
excluding special items


Since King generally does not predict the future impact of special items, King cannot reconcile the Company's fourth-quarter and year-end 2003 and year-end 2004 earnings guidance, excluding special items, to GAAP. Also, considering King's more diversified revenue base and the current relative contribution of Altace(R), the Company does not plan to provide future net sales guidance for Altace(R).

King will provide a live webcast of its conference call scheduled for today at 11:00 a.m., E.S.T., pertaining to the matters addressed in this press release, including King's financial results for the third quarter of 2003, at http://www.firstcallevents.com/service/ajwz391462151gf12.html or by dialing 800-867-2186 (US only) or 785-832-2422 (international), passcode KG. If you are unable to participate during the live webcast, the call will be archived on King's web site www.kingpharm.com for not less than 30 days following the call. A replay of the conference call will also be available for not less than 30 days following the call by dialing 800-938-1602 (US only) or 402-220-1548 (international).

King, headquartered in Bristol, Tennessee, is a vertically integrated pharmaceutical company that develops, manufactures, markets, and sells branded prescription pharmaceutical products. King, an S&P 500 Index company, seeks to capitalize on opportunities in the pharmaceutical industry through the development, including through in-licensing arrangements and acquisitions, of novel branded prescription pharmaceutical products in attractive markets and the strategic acquisition of branded products that can benefit from focused promotion and marketing and product life-cycle management.

This release contains forward-looking statements, which reflect management's current views of future events and operations, including, but not limited to, statements pertaining to the anticipated launch of Estrasorb(R); statements pertaining to the anticipated FDA approval of King's diazepam-filled auto-injector; statements pertaining to the planned Phase I trial involving T-62; statements pertaining to the development of T-62 as an effective treatment for neuropathic pain; statements pertaining to the growth potential of the neuropathic pain market; statements pertaining to the Company's plan to focus more on the acquisition and in-licensing of products in late-stage development, leveraging King's research and development and sales and marketing capability; statements pertaining to management's estimated net sales of Altace(R), estimated net revenue, and estimated diluted earnings per share, excluding special items, for the fourth-quarter and year-end 2003; and statements pertaining to management's estimated net revenue and estimated diluted earnings per share, excluding special items, for year-end 2004. These forward-looking statements involve certain significant risks and uncertainties, and actual results may differ materially from the forward-looking statements. Some important factors which may cause results to differ include: dependence on King's and Wyeth Pharmaceuticals' ability to successfully market Altace(R) under the co-promotion agreement between King and Wyeth; dependence on the development and implementation of successful marketing strategies for Altace(R) by King and Wyeth; dependence on the potential negative effect on sales of Levoxyl(R) as a result of the potential development and approval of


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

a generic substitute for Levoxyl(R); dependence on growth of net sales of King's branded pharmaceutical products, in particular, Altace(R), Skelaxin(R), Levoxyl(R), Sonata(R), and Thrombin-JMI(R), as well as revenue and diluted earnings per share, excluding special items, at a rate equal to or in excess of management's projections; dependence on share count projections used in computing projected diluted earnings per share on a quarterly basis and year-end basis for 2003 and year-end basis for 2004; dependence on the successful marketing and sales of King's products, including, but not limited to, Altace(R), Skelaxin(R), Levoxyl(R), Sonata(R), and Thrombin-JMI(R); dependence on royalty revenues from Adenoscan(R) and Adenocard(R); dependence on whether sales of Lorabid(R) continue to decline, King terminates the Company's supply agreement with Eli Lilly for Lorabid(R), or King is unable to secure adequate Lorabid(R) inventory purchase commitments from a buyer of the Lorabid(R) rights; dependence on management of King's growth and integration of its acquisitions, specifically including, but not limited to, King's acquisition of Elan's primary care business in the United States and Puerto Rico, King's acquisition of Meridian, and King's acquisition of Intal(R), Tilade(R) and Synercid(R); dependence on the extent to which Centers for the Medicare and Medicaid Services, the Office of Inspector General at the Department of Health and Human Services, and the Department of Justice concur with King's best estimate of the extent to which it underpaid amounts due under Medicaid and other governmental pricing programs and King's determination of the reasons for such underpayments; dependence on any determination or final outcome arising out of the previously announced investigation of the Company by the SEC; dependence on whether King is able to prevail in pending shareholder securities litigation; dependence on whether any governmental sanctions are imposed due to King's underpayment of amounts due under Medicaid and other governmental pricing programs; dependence on the possibility that regulatory authorities may initiate proceedings against King and/or our officers and directors; dependence on King's ability to continue to acquire branded products, including products in development; dependence on the high cost and uncertainty of research, clinical trials, and other development activities involving pharmaceutical products, including, but not limited to, King Pharmaceuticals Research and Development's pre-clinical and clinical pharmaceutical product development projects, including binodenoson and T-62; dependence on FDA approval of King's Abbreviated New Drug Application ("ANDA") now pending on the Company's diazepam-filled auto injector and the supplemental New Drug Application ("NDA") for Intal(R) HFA; dependence on Novavax's ability to successfully manufacture Estrasorb(TM); dependence on King's and Novavax's ability to successfully launch and market Estrasorb(TM) as planned; dependence on King's and Elan's ability to successfully develop new formulations of Sonata(R) and Skelaxin(R); dependence on King's ability to timely initiate the Phase I trial involving T-62 scheduled to begin during the fourth quarter of 2003; dependence on the continued successful development of T-62, including the results of the planned clinical trials involving the compound that are intended to demonstrate its safety and efficacy as a treatment for neuropathic pain; dependence on the unpredictability of the duration and results of the FDA's review of INDs, NDAs, and ANDAs and/or the review of other regulatory agencies worldwide; dependence on King's ability to maintain effective patent protection for Altace(R) through October 2008, and successfully defend against any attempt to challenge the enforceability of patents relating to the product; dependence on King's ability to successfully defend against any potential attempt to challenge the enforceability of the patent related to Levoxyl(R), including the challenges by Mylan Pharmaceutical and KV Pharmaceutical; dependence on King's ability to timely obtain and, if issued, maintain additional effective patent protection for Levoxyl(R); dependence on King's ability to successfully defend against any potential attempt to challenge the enforceability of U.S. Patent No. 6,407,128 related to Skelaxin(R), including the challenges by Eon Labs, Inc. and Corepharma LLC; dependence on King's ability to maintain effective patent protection for Sonata(R) and Skelaxin(R), including new formulations of such products, and successfully defend against any attempt to challenge the enforceability of patents relating to the products, including any motion for summary judgment or other similar legal action; dependence on the ability of the Company's dedicated field sales force representatives to successfully market King's branded pharmaceutical products; dependence on whether our customers order pharmaceutical products in excess of normal quantities during any quarter which


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

could cause our sales of branded pharmaceutical products to be lower in a subsequent quarter than they would otherwise have been; dependence on changes in the share price of Novavax common stock which is the underlying collateral for the Novavax convertible notes held by the Company; dependence on King's ability to continue to successfully execute the Company's proven growth strategies and to continue to capitalize on strategic opportunities in the future for sustained long-term growth; dependence on the availability and cost of raw materials; dependence on no material interruptions in supply by contract manufacturers of King's products; dependence on the potential effect on sales of our existing branded pharmaceutical products as a result of the potential development and approval of a generic substitute for any such product or other new competitive products; dependence on the potential effect of future acquisitions and other transactions pursuant to our growth strategies on King's financial and other projections; dependence on the continued successful implementation of our new information technology system; dependence on our compliance with FDA and other government regulations that relate to our business; and dependence on changes in general economic and business conditions; changes in current pricing levels; changes in federal and state laws and regulations; and manufacturing capacity constraints. Other important factors that may cause actual results to differ materially from the forward-looking statements are discussed in the "Risk Factors" section and other sections of King's Form 10-K for the year ended December 31, 2002 and Form 10-Q for the second quarter ended June 30, 2003, which are on file with the SEC. King does not undertake to publicly update or revise any of its forward-looking statements even if experience or future changes show that the indicated results or events will not be realized.

                                      # # #
                                    CONTACT:

   James E. Green, Executive Vice President, Corporate Affairs - 423-989-8125


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
                           KING PHARMACEUTICALS, INC.
                      CONSOLIDATED STATEMENT OF OPERATIONS
                      (in thousands, except per share data)



                                                                       Three Months Ended                Nine Months Ended
                                                                          September 30                      September 30
                                                                       2003           2002             2003             2002
                                                                           (Unaudited)                      (Unaudited)
                                                                   ----------------------------      ----------------------------
REVENUES:
     Total revenues                                                $   424,204      $   315,705      $ 1,138,757      $   856,303
OPERATING COSTS AND EXPENSES:
     Cost of revenues                                                   89,758           62,356          256,110          163,865
     Write off of acquisition related inventory step-up/recall             663            1,206            6,459            3,033
                                                                   -----------      -----------      -----------      -----------
                Total cost of revenues                                  90,421           63,562          262,569          166,898
     Selling, general and administrative                                81,212           46,473          188,727          132,484
     Special legal and professional fees                                 7,912               --           22,208               --
     Co-promotion fees                                                  46,109           53,652          163,049          134,747
     Gain on sale of product lines                                     (10,312)              --          (10,312)              --
     Depreciation and amortization                                      39,698           15,603           83,323           43,743
     Research and development                                            8,758            6,448           29,487           18,779
     Research and development - In-process upon acquisition                 --               --          193,000               --
     Intangible asset impairment                                            --               --          110,970               --
                                                                   -----------      -----------      -----------      -----------
                Total operating costs and expenses                     263,798          185,738        1,043,021          496,651
                                                                   -----------      -----------      -----------      -----------

OPERATING INCOME                                                       160,406          129,967           95,736          359,652
OTHER (EXPENSES) INCOME:
     Interest expense                                                   (3,669)          (3,143)         (10,137)          (9,028)
     Interest income                                                     1,037            5,952            5,729           17,410
     Valuation charge - convertible notes receivable                     9,338              548           24,952          (27,378)
     Other income (expense)                                                (36)              87             (134)            (994)
                                                                   -----------      -----------      -----------      -----------
                Total other income (expenses)                            6,670            3,444           20,410          (19,990)
                                                                   -----------      -----------      -----------      -----------
INCOME BEFORE INCOME TAXES                                             167,076          133,411          116,146          339,662
         Income tax expense                                             60,989           49,166           52,267          125,699
                                                                   -----------      -----------      -----------      -----------
NET INCOME                                                         $   106,087      $    84,245      $    63,879      $   213,963
                                                                   ===========      ===========      ===========      ===========


Basic income per common share                                      $      0.44      $      0.35      $      0.27      $      0.87
                                                                   ===========      ===========      ===========      ===========

Diluted income per common share                                    $      0.44      $      0.35      $      0.26      $      0.87
                                                                   ===========      ===========      ===========      ===========

Shares used in basic net income per share                              241,066          241,840          240,932          245,535
Shares used in diluted net income per share                            241,583          242,873          241,499          247,007


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
                           KING PHARMACEUTICALS, INC.
                      CONSOLIDATED STATEMENT OF OPERATIONS
                             EXCLUDING SPECIAL ITEMS
                      (in thousands, except per share data)


                                                             Three Months Ended                Nine Months Ended
                                                                 September 30                     September 30
                                                            2003            2002             2003              2002
                                                                (Unaudited)                       (Unaudited)
                                                       ----------------------------      ----------------------------
REVENUES:
     Total revenues                                    $   424,204      $   315,705      $ 1,138,757      $   856,303
OPERATING COSTS AND EXPENSES:
     Cost of revenues                                       89,758           62,356          256,110          163,865
     Selling, general and administrative                    81,212           46,473          188,727          132,484
     Co-promotion fees                                      46,109           53,652          163,049          134,747
     Depreciation and amortization                          39,698           15,603           83,323           43,743
     Research and development                                8,758            6,448           29,487           18,779
                                                       -----------      -----------      -----------      -----------
                Total operating costs and expenses         265,535          184,532          720,696          493,618
                                                       -----------      -----------      -----------      -----------

OPERATING INCOME                                           158,669          131,173          418,061          362,685
OTHER (EXPENSES) INCOME:
     Interest expense                                       (3,669)          (3,143)         (10,137)          (9,028)
     Interest income                                         1,037            5,952            5,729           17,410
     Other income (expense)                                    (36)              87             (134)            (994)
                                                       -----------      -----------      -----------      -----------
                Total other income (expenses)               (2,668)           2,896           (4,542)           7,388
                                                       -----------      -----------      -----------      -----------
INCOME BEFORE INCOME TAXES                                 156,001          134,069          413,519          370,073
         Income tax expense                                 56,940           49,355          150,934          136,927
                                                       ===========      ===========      ===========      ===========
NET INCOME                                             $    99,061      $    84,714      $   262,585      $   233,146
                                                       ===========      ===========      ===========      ===========


Basic income per common share                          $      0.41      $      0.35      $      1.09      $      0.95
                                                       ===========      ===========      ===========      ===========

Diluted income per common share                        $      0.41      $      0.35      $      1.09      $      0.94
                                                       ===========      ===========      ===========      ===========

Shares used in basic net income per share                  241,066          241,840          240,932          245,535
Shares used in diluted net income per share                241,583          242,873          241,499          247,007


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
                           KING PHARMACEUTICALS, INC.
                       RECONCILIATION OF NON-GAAP MEASURES
                      (in thousands, except per share data)


The following table reconciles Non-GAAP measures to amounts reported under GAAP:



                                                                   Three Months Ending             Three Months Ending
                                                                    September 30, 2003              September 30, 2002
                                                                -------------------------       ---------------------------
                                                                Pretax Amount       EPS         Pretax Amount      EPS
                                                                -------------    --------       -------------  ------------
Net income, excluding special items                                $  99,061                    $  84,714
Diluted income per common share, excluding special items                                        $    0.41      $      0.35
SPECIAL ITEMS:
     Write-off of acquisition related inventory step-up/recall          (663)       (0.00)         (1,206)           (0.00)
     Special legal and professional fees                              (7,912)       (0.03)             --               --
     Gain on sale of product lines                                    10,312         0.04              --               --
     Valuation charge - convertible notes receivable                   9,338         0.04             548             0.00
Income tax expense                                                    (4,049)       (0.02)            189             0.00
                                                                   ---------                    ---------
Net income                                                         $ 106,087                    $  84,245
                                                                   =========     --------       =========      -----------
Diluted income per common share, as reported under GAAP                          $   0.44                      $      0.35
                                                                                 ========                      ===========

                                                                   Nine Months Ending              Nine Months Ending
                                                                    September 30, 2003              September 30, 2002
                                                                -------------------------       ---------------------------
                                                                Pretax Amount       EPS         Pretax Amount      EPS
                                                                -------------    --------       -------------  ------------

Net income, excluding special items                                $ 262,585                    $ 233,146
Diluted income per common share, excluding special items                             1.09                      $      0.94
SPECIAL ITEMS:
     Write-off of acquisition related inventory step-up/recall        (6,459)       (0.03)         (3,033)           (0.01)
     Special legal and professional fees                             (22,208)       (0.09)
     Intangible asset impairment                                    (110,970)       (0.46)             --               --
     Gain on sale of product lines                                    10,312         0.04              --               --
     In-process research and development                            (193,000)       (0.80)             --               --
     Valuation charge - convertible notes receivable                  24,952         0.10         (27,378)           (0.11)
Income tax expense                                                    98,667         0.41          11,228             0.05
                                                                   ---------                    ---------
Net income                                                         $  63,879                    $ 213,963
                                                                   =========     --------       =========      -----------
Diluted income per common share, as reported under GAAP                          $   0.26                      $      0.87
                                                                                 ========                      ===========


                                     (more)

                           KING PHARMACEUTICALS, INC.
                       RECONCILIATION OF NON-GAAP MEASURES
                      (in thousands, except per share data)


The following table reconciles Non-GAAP measures to amounts reported under GAAP:


                                                                  Three Months Ending December 31, 2002
                                                                  --------------------------------------
                                                                       Pretax Amount         EPS
                                                                       -------------      ---------
Net income, excluding special charges                                    $ 67,244
Diluted income per common share, excluding special items                                  $   0.28
SPECIAL ITEMS:
     Excess purchase commitment                                           (49,877)           (0.21)
     Inventory contributions/write off                                    (15,152)           (0.06)
     In-process research and development                                  (12,000)           (0.05)
     Intangible asset impairment                                          (66,844)           (0.28)
     Merger and restructuring costs                                        (5,281)           (0.02)
     Valuation charge - convertible notes receivable                       (8,251)           (0.03)
Income tax benefit                                                         58,718             0.24
                                                                         --------
Net income                                                               $(31,443)
                                                                         ========         --------
Diluted income per common share, as reported under GAAP                                   $  (0.13)
                                                                                          ========


                                                                 Twelve Months Ending December 31, 2002
                                                                 --------------------------------------
                                                                       Pretax Amount         EPS
                                                                       -------------      ---------
Net income, excluding special charges                                    $301,020
Diluted income per common share, excluding special items                                  $   1.23
SPECIAL ITEMS:
     Excess purchase commitment                                           (49,877)           (0.20)
     Inventory contributions/write off                                    (15,152)           (0.06)
     Inventory recall                                                      (3,033)           (0.01)
     In-process research and development                                  (12,000)           (0.05)
     Intangible asset impairment                                          (66,844)           (0.27)
     Merger and restructuring costs                                        (5,911)           (0.03)
     Valuation charge - convertible notes receivable                      (35,629)           (0.15)
Income tax benefit                                                         69,946             0.28
                                                                         --------
Net income                                                               $182,520
                                                                         ========         --------
Diluted income per common share, as reported under GAAP                                   $   0.74
                                                                                          ========

                                     (more)

                           KING PHARMACEUTICALS, INC.
                           CONSOLIDATED BALANCE SHEET
                        (in thousands, except share data)



                                                                                       (Unaudited)
                                                                                       September 30,  December 31,
ASSETS                                                                                     2003            2002
                                                                                       ---------------------------
Current assets:
     Cash, cash equivalents and marketable securities                                  $  166,587       $  815,488
     Accounts receivable, net                                                             229,305          159,987
     Inventory                                                                            251,728          167,153
     Deferred income taxes                                                                101,516          106,168
     Prepaid expenses and other assets                                                     88,303           12,906
                                                                                       ----------       ----------
                 Total current assets                                                     837,439        1,261,702
                                                                                       ----------       ----------
Property, plant and equipment, net                                                        247,155          217,114
Intangible assets, net                                                                  1,785,838        1,219,571
Goodwill                                                                                  126,616           12,742
Other assets                                                                              103,470           39,531
Deferred income tax assets                                                                  9,287             --
                                                                                       ----------       ----------
                 Total assets                                                          $3,109,805       $2,750,660
                                                                                       ==========       ==========

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
     Current portion of long term debt                                                 $    1,176       $    1,300
     Accounts payable                                                                      55,729           49,889
     Accrued expenses                                                                     493,030          297,528
     Income taxes payable                                                                  62,255           21,247
                                                                                       ----------       ----------
                 Total current liabilities                                                612,190          369,964
                                                                                       ----------       ----------
Long-term debt:
     Convertible Debentures                                                               345,000          345,000
     Senior Subordinated Notes                                                                 93               93
Other long-term liabilities                                                               152,400           70,824
Deferred income tax liabilities                                                                --           33,596
                                                                                       ----------       ----------
                 Total liabilities                                                      1,109,683          819,477
                                                                                       ----------       ----------

Shareholders' equity:
         Common shares no par value, 300,000,000 shares authorized,
         241,137,227 and 240,624,751 shares issued and outstanding, respectively        1,205,472        1,201,897
         Retained earnings                                                                793,120          729,241
         Other comprehensive income                                                         1,530               45
                                                                                       ----------       ----------
                 Total shareholders' equity                                             2,000,122        1,931,183
                                                                                       ----------       ----------
                 Total liabilities and shareholders' equity                            $3,109,805       $2,750,660
                                                                                       ==========       ==========



                                EXECUTIVE OFFICES
        KING PHARMACEUTICALS - 501 FIFTH STREET, BRISTOL, TENNESSEE 37620